Exhibit 99.1

NEWS RELEASE

Gray Increases Guidance for Second Quarter 2006 Operating Results

Atlanta, Georgia – June 20, 2006 . . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced updated guidance for selected results from operations for the three months (“second quarter”) ending June 30, 2006. The updated guidance increased anticipated broadcast revenues and lowered anticipated broadcast expenses. In addition, the Company commented on the appointment of McGladrey & Pullen, LLC as its independent registered public accounting firm.

Updated Guidance for the Second Quarter of 2006

Gray currently anticipates that results of operations for the three months ending June 30, 2006 will approximate the ranges presented in the table below. The guidance previously issued on May 9, 2006 is also presented below for comparison purposes.

The increase in guidance for anticipated revenue is attributed to better than expected political advertising. The decrease in guidance for anticipated operating expenses reflects a combination of lower than expected payroll expenses and reductions in other television station operating expenses.

Selected
operating data:	Three Months Ending June 30, 2006
	Updated	Updated	Previous	Previous
	2006	2006	2006	2006
	Guidance	Guidance	Guidance	Guidance
	Low	High	Low	High
	Range	Range	Range	Range

OPERATING REVENUES
Revenues (less agency commissions)	$81.0	$81.6	$80.5	$81.5
OPERATING EXPENSES
before depreciation, amortization and other expenses:
Broadcasting operating expenses	$46.7	$47.0	$47.7	$48.0
Corporate expense	$3.2	$3.3	$3.3	$3.4
Other Selected Data:
Broadcast political revenues (less agency commissions)	$4.0	$4.5	$3.0	$3.5

Comment on Appointment of McGladrey & Pullen, LLC

Gray indicated that with the May 26, 2006 appointment of McGladrey & Pullen, LLC as its independent registered public accounting firm, the Company currently anticipates saving approximately $300,000 to $500,000 annually in audit fees in comparison to its audit fees for 2005. McGladrey & Pullen, LLC has been the audit firm of record for the Company’s pension and 401(k) plans since 2005.

For information contact:	Web site: www.gray.tv

Bob Prather	Jim Ryan

President and Chief Operating Officer	Senior V. P. and Chief Financial Officer

(404) 266-8333	(404) 504-9828

The Company

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, Georgia. Gray operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations), or Fox (1 station). In addition, Gray currently operates eleven digital multi-cast television channels which are currently affiliated with either UPN or Fox in certain of its existing markets.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

The comments on Gray’s current expectations of operating results for the second quarter of 2006 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray’s Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.